Exhibit 10.8

FORM OF WORKING CAPITAL LOAN AGREEMENT

This WORKING CAPITAL LOAN AGREEMENT (as the same may be amended, supplemented and restated from time to time, this “Agreement”) is made as of           , 2015 (the “Effective Date”), between EQT Corporation, a Pennsylvania corporation (“Lender”), and EQT GP Holdings, LP, a Delaware limited partnership (“Borrower”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:

1.                                      Loans.  Subject to the terms and conditions of this Agreement, from time to time during the period from the Effective Date to the date (the “Maturity Date”) that is the earlier of (a) February 18, 2019 or (b) the date specified by Lender to Borrower with at least 90 days’ prior written notice, Lender agrees to make loans (“Loans”) to Borrower in an aggregate principal amount outstanding not to exceed $50,000,000 at any time. Within the foregoing limits, Borrower may borrow, repay and reborrow Loans in accordance with the terms and conditions hereof.  Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.                                      Repayment of the Loans.  Borrower promises to pay the then-outstanding principal balance of the Loans, together with interest accrued and outstanding thereon and any other sums due hereunder, on the Maturity Date or such earlier date upon which the maturity of the Loans may have been accelerated pursuant to Section 8.

3.                                      Procedure for Borrowing.  Borrower may borrow Loans (or continue Eurodollar Rate Loans or convert Eurodollar Rate Loans to Base Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans) on any Business Day (together with other capitalized terms not defined in the body of this Agreement, as defined in Exhibit A); but Borrower shall give written notice (each a “Borrowing Notice”) to Lender no later than 11:00 am (Pittsburgh time) on the Business Day that is at least three Business Days before the date of funding a Loan or the date of the conversion or continuation of any Loan (each a “Borrowing Date”), which must be a Business Day. Borrower shall give such notice in a form acceptable to Lender and each such Borrowing Notice shall specify (i) whether Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of Borrower’s account to which funds are to be disbursed.  If Borrower fails to specify a Type of Loan in a Borrowing Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  A Loan may only be made in US Dollars.  Lender will make such Loans available to Borrower by promptly crediting such amounts to the account of Borrower designated by Borrower in the applicable Borrowing Notice.

4.                                      Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 If any amount payable by Borrower under this Agreement is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.  Furthermore, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws (including the laws of the Commonwealth of Pennsylvania).  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law.  Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.                                      Increased Costs; Taxes; Prepayments of Loans.  Borrower shall pay increased costs on the Loans and taxes in connection with the Loans, in each case in accordance with the procedures and terms of the Revolving Credit Agreement as if the loans were loans thereunder and Lender were a lender thereunder.

Borrower may, at its option, as provided in this Section 5, at any time and from time to time prepay the Loans, in whole or in part, upon notice to the Lender specifying (i) the date and amount of prepayment and (ii) the respective amounts to be prepaid in respect of such Loans.  The payment amount specified in such notice shall be due and payable on the date specified.  All prepayments pursuant to this Section 5 shall include accrued interest on the amount prepaid to the date of prepayment.

6.                                      Borrower’s Representations and Warranties.  Borrower represents and warrants to Lender that:

(a)                                 Borrower (i) has been duly formed and is validly existing in good standing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on Borrower and its subsidiaries, taken as a whole; and

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(b)                                 this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms.

7.                                      Conditions of Lending.  The obligation of Lender to make any Loan is subject to the conditions precedent that:

(a)                                 Each of the representations and warranties set forth in Section 6 is true and accurate on and as of the date of the making of such Loan; and

(b)                                 no event has occurred and is continuing or would result from the proposed Loan that constitutes a Default or Event of Default.

8.                                      Events of Default.  If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:

(a)                                 Borrower shall default in any payment of principal when and as the payment shall become due and payable, or Borrower shall default in any payment of interest as required herein, or in the payment of any fees or other amounts, when the same shall become due and payable, and such default shall continue for a period of three Business Days;

(b)                                 Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of its property, (ii) admit in writing of its inability to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under any Bankruptcy Law, (v) file a petition seeking to take advantage of any other law providing for similar relief of debtors, or (vi) consent or acquiesce in writing to any petition duly filed against it in any involuntary case under any Bankruptcy Law; or

(c)                                  a proceeding or case shall be commenced, without the application or consent of Borrower in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of its assets, or (iii) similar relief in respect of it, under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days (or such longer period, so long as Borrower shall be taking such action in good faith as shall be reasonably necessary to obtain the timely dismissal or stay of such proceeding or case); or an order for relief shall be entered in an involuntary case under any applicable Bankruptcy Law, against Borrower; or

(d)                                 a Change of Control shall occur,

then and in each and every case Lender, by notice in writing to Borrower, may terminate the commitment of Lender hereunder and/or declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall

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become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; but in the case of Section 8(b) and Section 8(c) above, the commitments of Lender hereunder shall automatically terminate and the Loans and any other amounts payable hereunder shall forthwith be due and payable.

9.                                      Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to Borrower, to it at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention of the Chief Financial Officer, Telecopy No. 412-553-7781.

if to the Lender, to it at to it at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention of the Chief Financial Officer, Telecopy No. 412-553-7781.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; but approval of such procedures may be limited to particular notices or communications.

10.                               Waivers; Amendments.  No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power.  No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender.  This Agreement may not be amended or modified except by a writing signed by the parties.

11.                               Expenses of Enforcement.  Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loans and any other amounts due Lender hereunder.  Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party” ) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans or any transaction in which any proceeds of all or any part of the Loans made hereunder are applied, but such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party.

12.                               Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.  Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.

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13.                               Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

14.                               Headings; Section References.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.  References to Sections in this Agreement are to Sections of this Agreement.

15.                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.                               Entire Agreement.  This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties relating to the subject matter hereof.

17.                               No Third Party Beneficiaries.  The agreement of Lender to make Loans to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

18.                               Special Exculpation.  No claim may be made by Borrower or any other person against Lender or any of its directors, officers, employees, attorneys and agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

19.                               Waiver of Jury Trial.  Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.                               Severability.  If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

21.                               Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

[Signatures on following page]

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In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

EQT Corporation

By:
Name:
Title:

EQT GP Holdings, LP

By:	EQT GP Services, LLC, its general partner

By:
Name:
Title:

Signature Page to Working Capital Loan Agreement

Exhibit A

As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated:

“Applicable Rate” shall have, on any day and with respect to Base Rate Loans or Eurodollar Rate Loans, as the case may be, the meaning ascribed to such term in the Revolving Credit Agreement with respect to “Base Rate Loans” or “Eurodollar Rate Loans” as defined therein; but if the Revolving Credit Agreement then in effect does not define any or all of such terms, then any of such terms not then defined in the Revolving Credit Agreement shall have the meaning of the term then defined in the Revolving Credit Agreement that most closely approximates such term as defined in the Revolving Credit Agreement as in effect on the date hereof.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate plus 0.5%, (b) the Prime Rate and (c) the Published Rate plus 1.0%.  Any change in the Base Rate (and in any of the alternative components thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.

“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; or (ii) a day on which banks are not open for dealings in United States dollar deposits in the London interbank market.

“Change of Control” means any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the General Partner’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the General Partner; (ii) the dissolution or liquidation of the General Partner; (iii) the consolidation or merger of the General Partner with or into another Person pursuant to a transaction in which the outstanding membership interests of the General Partner are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding membership interests of the General Partner are changed into or exchanged for Voting Securities of the surviving entity or its parent and (b) Lender continues to own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving entity or its parent immediately after such transaction; and (iv) other than Lender and its affiliates, a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding membership interests of the General Partner, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; but with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable law.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for the Interest Period applicable to such Eurodollar Rate Loan, the rate per annum which appears on the Bloomberg Page BBAM1 (or on such other successor or substitute page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or if such rate does not so appear on the Bloomberg Page BBAM1 (or any successor or substitute page) the rate which is quoted by another nationally recognized source selected by Lender and reasonably acceptable to Borrower which displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to the amount of such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any successor or substitute page) or any Alternate Source, a comparable replacement rate determined by Lender at such time (which determination shall be conclusive absent manifest error)).

“Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Eurodollar Rate.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Federal Funds Open Rate” means, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Lender (for purposes of this definition, an “Alternate Source”) or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate as determined by the Lender at such time (which determination shall be conclusive absent manifest error); but if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“General Partner” means EQT GP Services LLC, a Delaware limited liability company (including any permitted successors and assigns under the Agreement of Limited Partnership of Borrower).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; but if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower and notified to Lender in the Borrowing Notice; but:

(i)                                 any Interest Period which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)                                any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                         no Interest Period shall extend beyond the Maturity Date.

“Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Prime Rate” means the interest rate per annum announced from time to time by PNC Bank, National Association at its principal office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by PNC Bank, National Association.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by Lender).

“Revolving Credit Agreement” at any time means the revolving credit agreement with the largest aggregate commitment amount to which Lender is then a party as the borrower, as amended, or if there is no such revolving credit agreement then in effect, the last revolving credit agreement to which Lender was a party as the borrower. As of the Effective Date, the Revolving Credit Agreement is the revolving credit agreement dated as of February 18, 2014 among, inter alia, EQT Corporation, PNC Bank, National Association, as Administrative Agent, and Lenders party thereto.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person, or in the case of a limited partnership, a majority of the general partner interests in such limited partnership.